UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

WAYSIDE TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26408	13-3136104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1157 Shrewsbury Avenue, Shrewsbury, New Jersey	07702
(Address of principal executive offices)	(Zip Code)

732-389-8950

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President and Chief Financial Officer

Tom Flaherty, age 45, has been appointed as Vice President and Chief Financial Officer of Wayside Technology Group, Inc. (the “Company”) effective as of August 20, 2012.

As Vice President and Chief Financial Officer, Mr. Flaherty is eligible to participate in the Company’s 2006 Stock Plan, 2012 Stock-Based Compensation Plan and 2012 Executive Incentive Plan.  Pursuant to his offer of employment, Mr. Flaherty will receive an annual base salary of $170,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors, as well as a pro-rated bonus for 2012 based upon achievement of certain 2012 performance goals.  After 90 days of employment and a satisfactory performance review, Mr. Flaherty will receive a restricted stock grant of 20,000 shares that shall be subject to vesting in 20 quarterly installments.  Additionally, he will be entitled to participate in some, if not all, of the Company’s benefit plans.

Mr. Flaherty’s employment with the Company is “at will” and may be terminated by the Company or Mr. Flaherty at any time, for any reason, with or without notice.  In the event the Company terminates Mr. Flaherty’s employment without cause or Mr. Flaherty terminates his employment for good reason, both after 90 days of employment and a satisfactory performance review, Mr. Flaherty will be entitled to receive a severance payment equal to six months of his base salary in effect at the time of termination.  In the event of the consummation of a change of control transaction, outstanding unvested equity awards will become immediately vested and Mr. Flaherty will be entitled to receive a lump-sum payment equal to 1.5 times his then current annual salary and incentive bonus, if any, earned in the year prior to such change in control transaction.  Additionally, as a condition of his employment, Mr. Flaherty entered into a confidentiality, non-compete and non-solicitation agreement.  Pursuant to such agreement, Mr. Flaherty agrees, among other things, not to (i) disclose trade secrets and confidential information during the term of his employment with the Company and thereafter, (ii) compete with the Company during the term of his employment and (iii) solicit any client, customer or employee of the Company during the term of his employment and for a period of one year thereafter.

Mr. Flaherty brings to the Company over 20 years of financial, transactional, SEC reporting, and accounting experience. He most recently served as Vice President of Finance of StemCyte, Inc. from 2008 to 2012.  Before that, from 2004 to 2008, Mr. Flaherty served as Corporate Controller & US Division Controller at VPIsystems, Inc., an international enterprise class software company.  Prior to joining VPIsystems, Inc., from 1997 to 2004, he served as Chief Financial Officer and founder of Bike-Time, LLC and GeeWhiz Toys, LLC. Mr. Flaherty also was employed by Centennial Communications Corp. and Ernst & Young, LLP.   He also is a Certified Public Accountant.

In connection with Mr. Flaherty’s appointment, the Company issued a press release which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Departure of Vice President of Finance and Chief Accounting Officer

Kevin Scull, who served as the Company’s Vice President of Finance and Chief Accounting Officer, departs the Company effective as of August 20, 2012, to pursue other opportunities.  He will, however, remain as a consultant to the Company through December 31, 2012.  Mr. Scull’s departure is not the result of any disagreement with the Company regarding its operations, policies, or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated August 20, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYSIDE TECHNOLOGY GROUP, INC.

Date: August 20, 2012	By:	/s/ Simon F. Nynens
	Name:	Simon F. Nynens
	Title:	Chief Executive Officer